 Exhibit 99.1

Narrative Portions of Form 12b-25 filed by Fannie Mae
March 13, 2006

NARRATIVE

Fannie Mae (formally, the Federal National Mortgage Association) has determined that it is unable to file its Form 10-K for the year ended December 31, 2005 by the March 16, 2006 due date or by March 31, 2006 and, accordingly, Fannie Mae is not requesting the fifteen-day extension permitted by the rules of the Securities and Exchange Commission (the “SEC”).

This notice and the attached explanation discuss the following matters:

•	The process and potential timing of our restatement and re-audit;

•	The report delivered by Paul, Weiss, Rifkind, Wharton & Garrison LLP on the results of its investigation;

•	Certain New York Stock Exchange (“NYSE”) listing standards relating to SEC filings and information about our continued NYSE listing;

•	Management’s assessment of our internal control over financial reporting;

•	Certain accounting matters that may significantly impact our results of operations and financial condition;

•	Certain key business and market issues that have affected the company;

•	Certain of our risks and risk management practices;

•	Investigations of and legal proceedings filed against Fannie Mae relating to accounting and other matters; and

•	Legislative developments to strengthen regulatory oversight of the government sponsored housing enterprises.

Our restatement and re-audit

We are not able to file a timely Form 10-K because we have not completed our financial statements for 2005. We have determined that our previously filed interim and audited financial statements for the periods from January 2001 through the second quarter of 2004 should no longer be relied upon. Accordingly, we are conducting a restatement of our historical financial statements for the years ended December 31, 2003 and 2002, and for the quarters ended June 30, 2004 and March 31, 2004. More information regarding the matters discussed in this Form 12b-25 may be found in Forms 8-K we filed with the SEC on March 18, 2005, May 11, 2005, August 9, 2005, November 10, 2005 and February 24, 2006.

In September 2004, the Office of Federal Housing Enterprise Oversight (“OFHEO”) delivered to the Board of Directors of Fannie Mae an interim report of its findings, through that date, on its special examination of Fannie Mae’s accounting policies and practices. OFHEO’s interim report concluded that we misapplied generally accepted accounting principles (“GAAP”) relating to hedge accounting and the amortization of purchase premiums and discounts on securities and loans, as well as other deferred charges. OFHEO subsequently notified us of additional accounting and internal control issues and questions the agency identified in its ongoing special examination. The additional issues and questions pertain to the following areas: securities accounting, loan accounting, consolidations, accounting for commitments, practices to smooth certain income and expense amounts, journal entry controls, systems limitations, and database modifications, as well as other issues relating to the amortization of purchase premiums and discounts on securities and loans, and other deferred charges. On September 27, 2004, we entered into an agreement with OFHEO to take a series of steps with respect to our accounting, capital, organization and staffing, compensation, governance and internal controls. On March 7, 2005, we entered into a supplement to the September 27, 2004 agreement with OFHEO. The September 27, 2004 agreement with OFHEO, as supplemented on March 7, 2005, is referred to in this notice as the OFHEO agreement. OFHEO’s special examination of our accounting policies and practices is ongoing.

On December 15, 2004, the SEC’s Office of the Chief Accountant advised us to restate our financial statements filed with the SEC to eliminate the use of hedge accounting and to evaluate our accounting for the amortization of premiums and discounts and restate our financial statements filed with the SEC if the amounts required for correction were material. The SEC’s Office of the Chief Accountant also advised us to reevaluate the GAAP and non-GAAP information that we previously provided to investors, particularly in view of the decision that hedge accounting is not appropriate.

Fannie Mae’s Board of Directors and management are continuing to work to resolve the issues and questions raised by OFHEO and to implement the actions required by the OFHEO agreement. The Board assigned a Special Review Committee to review the findings of OFHEO’s September 2004 special examination report and to oversee an independent investigation led by former Senator Warren Rudman of the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”). As described below, Paul, Weiss issued a report on its investigation on February 23, 2006. The Board also designated a Compliance Committee of the Board to monitor compliance with the OFHEO agreement. Fannie Mae’s management reports to OFHEO on a regular basis regarding the status of our ongoing internal reviews, the restatement process and our compliance with the OFHEO agreement.

We have made substantial progress in completing a comprehensive review of our accounting policies and practices in order to determine whether these policies and practices are consistent with GAAP. This review includes a review of accounting issues identified by OFHEO and Paul, Weiss, as well as issues identified by our management. More information about the status of our accounting review is provided below under “Status of Accounting Review.” We are working to complete the review and to restate our financial statements. We will then submit our restated financial statements to Deloitte & Touche LLP, our independent auditor, for completion of its re-audit. Management also continues to review our accounting routines and controls, and our financial reporting processes. We will continue to inform OFHEO and Deloitte & Touche of our progress on these matters, including our progress in completing the restatement, realigning our financial control and audit functions, and overhauling our financial reporting systems.

Restating our financial statements will require a substantial amount of time and resources because the restatement entails significant complexities, including:

•	a comprehensive review of our accounting practices, which are often complex because of the nature of policies such as accounting for derivatives and mortgage purchase and sale commitments;

•	obtaining or validating market values for a large volume of transactions, including all of our derivatives, commitments and securities at multiple points in time over the restatement period;

•	enhancing or developing new systems to track, value, and account for securities, commitments and derivatives; amortize deferred price adjustments; account for our guarantee obligations; and monitor and assess impairment;

•	restating our financial statements for multiple interim and annual periods under the standards relevant at various points in time; and

•	the existence of deficiencies in our accounting controls during the restatement period that necessitate substantive audit testing procedures by our independent auditor.

Based on our current assessment, we believe that completion of our Annual Report on Form 10-K for the year ended December 31, 2004, which will include our restated results, will not occur prior to the second half of 2006. We are committed to devoting all resources necessary to complete the restatement as expeditiously as possible. However, because many of the activities are sequential in nature, acceleration from this timeline is difficult.

Paul, Weiss report

In September 2004, the Special Review Committee of the Board of Directors engaged former Senator Warren Rudman and the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP to conduct an independent investigation into the issues raised by OFHEO. With the consent of OFHEO and the Special Review Committee, Paul, Weiss retained Huron Consulting Group Inc., a forensic accounting firm, to provide assistance in the investigation. The investigation focused on: accounting issues, including accounting policies, procedures and controls; organization, structure and governance, including board oversight and management responsibilities and resources; and executive compensation.

Paul, Weiss issued a report on the results of its investigation on February 23, 2006. The report sets forth the following principal conclusions about our accounting practices, internal controls, and corporate governance and structure prior to 2005:

•	“management’s accounting practices in virtually all of the areas that we reviewed were not consistent with GAAP, and, in many instances, management was aware of the departures from GAAP”;

•	“except for one instance in connection with the 1998 financial statements, we did not find evidence supporting the conclusion that management’s departures from GAAP were motivated by a desire to maximize bonuses in a given period. We did, however, find evidence amply supporting the conclusion that management’s adoption of certain accounting policies and financial reporting procedures was motivated by a desire to show stable earnings growth, achieve forecasted earnings, and avoid income statement volatility”;

•	“employees who occupied critical accounting, financial reporting, and audit functions at the Company were either unqualified for their positions, did not understand their roles, or failed to carry out their roles properly”;

•	“the information that management provided to the Board of Directors with respect to accounting, financial reporting, and internal audit issues generally was incomplete and, at times, misleading”;

•	“the Company’s accounting systems were grossly inadequate”; and

•	“the former CFO, and . . . the former Controller, were primarily responsible for adopting or implementing accounting practices that departed from GAAP, and . . . they put undue emphasis on avoiding earnings volatility and meeting EPS targets and growth expectations. As for the former Chairman and CEO . . . we did not find that he knew that the Company’s accounting practices departed from GAAP in significant ways. We did find, however, that [the former Chairman and CEO] contributed to a culture that improperly stressed stable earnings growth and that, as the Chairman and CEO of the Company from 1999 through 2004, he was ultimately responsible for the failures that occurred on his watch.”

The Paul, Weiss report also concluded that no member of management who it found knowingly participated in improper conduct continues to be an employee of Fannie Mae. The Paul, Weiss report is available on our website (www.fanniemae.com) and was included as an exhibit to a current report on Form 8-K filed with the SEC on February 24, 2006. We also have formally submitted the Paul, Weiss report to OFHEO, the SEC and the Department of Justice for their review, and are committed to actively cooperating with these authorities as they complete their reviews of Fannie Mae.

The Paul, Weiss report stated that we and our Board have diligently pursued our obligations under the OFHEO agreement and that many remedial measures are already underway. Paul, Weiss stated that many recommendations that it would have made are already in the process of being implemented. Accordingly, Paul, Weiss stated that its report documents many of the significant corrective measures that we have taken but does not make significant additional recommendations.

Since the receipt of OFHEO’s report in September 2004, we have undertaken a number of significant changes, including the following:

•	fulfilling the OFHEO-approved capital restoration plan, including meeting OFHEO’s requirement of a 30 percent capital surplus over our minimum capital requirement;

•	replacing our former outside auditor with Deloitte & Touche and directing Deloitte & Touche, as our new auditor, to conduct a comprehensive re-audit of our processes, controls, and accounting policies and methodologies;

•	separating the roles of CEO and Chairman;

•	eliminating two management Board positions and retaining only one management position on the Board;

•	completely reorganizing the Finance function, including the appointment of a new Controller, a new head of Accounting Policy, and ten other new accounting officers, and the separation of the Capital Markets group (formerly known as the Portfolio division) from the CFO function, with the head of the Capital Markets group no longer reporting to the CFO;

•	reorganizing and strengthening the Internal Audit function, led by a new Chief Audit Executive with a direct line of reporting to the Board’s Audit Committee;

•	establishing an ongoing Compliance Committee of the Board, led by an independent member of the Board, that is charged with ensuring our fulfillment of all legal and regulatory obligations, including our agreements with OFHEO;

•	establishing a new and separate compliance, ethics and investigations function, led by a new Chief Compliance and Ethics Officer, William Senhauser, who reports directly to the CEO and the Board’s Compliance Committee;

•	reorganizing our Risk function through the restructuring of the Risk Policy and Capital Committee of the Board and the establishment of a new Chief Risk Officer position;

•	reorganizing and decentralizing our Law and Policy division so that each function – Communications, Government and Industry Relations, and Legal, including the new General Counsel, Beth Wilkinson – reports directly and separately to the CEO;

•	establishing regular interactions between the Chairman, the CEO and other members of the Board and OFHEO, including weekly meetings between management and OFHEO and status reporting to OFHEO by management;

•	hiring a new senior management team, including President and Chief Executive Officer Daniel H. Mudd, as well as new Chief Financial Officer Robert T. Blakely, new Controller David Hisey, and new Chief Audit Executive Jean Hinrichs; and

•	adopting a new executive compensation structure with broader performance goals.

We are continuing to work to address the issues raised by OFHEO and Paul, Weiss, and to improve our accounting practices, internal controls, and corporate governance and structure.

NYSE listing and standards for our continued listing

Under its listing standards, the NYSE may initiate suspension and delisting proceedings when a listed company, such as Fannie Mae, fails to file its Annual Report on Form 10-K with the SEC in a timely manner. The NYSE generally will begin suspension and delisting procedures if a company has not filed its periodic annual report by the end of the twelve-month period following the due date for the filing. The NYSE, in its sole discretion, may determine to allow a company to continue listing beyond the twelve-month period in certain very limited circumstances set forth in the NYSE’s listing standards. In determining whether to allow trading in a company’s securities to continue, the NYSE will consider, among other things, a company’s financial health and compliance with the NYSE’s qualitative and quantitative listing standards, as well as whether there is a reasonable expectation that the company will be able to resume timely filings in the future. The NYSE will advise the SEC of its determination and publish it on the NYSE’s website.  The NYSE’s listing standards require the NYSE to reevaluate its determination to continue the listing of such a company once every three months and, if the NYSE reaffirms its decision to allow trading to continue, to advise the SEC of the reaffirmation and publish it on the NYSE’s website.

Our Annual Report on Form 10-K for the year ended December 31, 2004 was not filed when due, and we will not be able to file it by the end of the twelve-month period after it was due (i.e., by March 16, 2006). However, the NYSE notified us via correspondence dated January 19, 2006 that the NYSE had granted our request for the continued listing of our common stock and other listed securities. Our continued listing is subject to quarterly reviews by the NYSE, as well as ongoing monitoring of our progress toward restating our financial statements and filing our periodic reports with the SEC. If the NYSE does not affirm its decision to allow trading to continue in any quarterly review, our listed securities would become subject to NYSE trading suspension and delisting proceedings. We are engaged in regular discussions with the NYSE staff regarding the status of the restatement and our ability to maintain our listing through completion of the restatement. Until we are current with our SEC periodic reporting requirements, the NYSE will identify us as a late filer on its website and will disseminate on the consolidated tape an indicator of our late-filer status.

Management’s assessment of internal control over financial reporting; Sarbanes-Oxley Act Section 404

On December 28, 2004, we reported that KPMG LLP, our independent auditor at that time, had notified us that there existed strong indicators of material weaknesses in our internal control over financial reporting.

In accordance with Section 404 of the Sarbanes-Oxley Act of 2002, our management has been assessing the effectiveness of our internal control over financial reporting that existed as of December 31, 2004 and as of December 31, 2005. Management also has been evaluating and implementing changes in internal control over financial reporting in order to address identified control deficiencies. To date, we have identified control deficiencies in a number of areas, including: financial systems and other information technology systems; entity-level controls relating to risk oversight, staffing and expertise of the internal audit and accounting departments, and documentation of policies and procedures; design and application of accounting policies; the valuation of our assets and liabilities; and financial reporting processes. Management expects to conclude that some of these identified deficiencies are either material weaknesses or significant deficiencies that in the aggregate constitute material weaknesses. Management also may uncover additional deficiencies as this assessment process continues. Our management has taken a number of steps over the past year to address control deficiencies, including completely reorganizing our finance area and hiring a new Chief Financial Officer, a new Controller, a new Chief Audit Executive and ten other new accounting officers, reorganizing our risk management and corporate compliance functions and appointing a new interim Chief Risk Officer and a new Chief Compliance and Ethics Officer.

Management’s report on internal control over financial reporting in our Annual Report on Form 10-K for the year ended December 31, 2004 will conclude that our internal control over financial reporting was ineffective as of December 31, 2004 due to the presence of material weaknesses. We expect that management’s report on internal control over financial reporting in our Annual Report on Form 10-K for the year ended December 31, 2005 will conclude that our internal control over financial reporting also was ineffective as of December 31, 2005. Management will discuss in its reports for 2004 and 2005 identified material weaknesses and will address management’s plans for remediation. We believe that Deloitte & Touche will not be able to issue opinions on the effectiveness of our internal control over financial reporting as of December 31, 2004 or on management’s process for assessing the effectiveness of our internal control over financial reporting as of December 31, 2004, but will be able to issue these opinions in connection with our internal control over financial reporting as of December 31, 2005.

Forward-Looking Statements

The information provided in this notice and the attached explanation includes forward-looking statements, including statements regarding the restatement and re-audit of our financial statements for prior periods and the timing and impact thereof; the anticipated impact of certain accounting errors and related matters on our results of operations and financial condition; the anticipated future performance of our businesses; our expectation that market and economic dynamics may fuel a shift into fixed-rate mortgages and longer-term ARMs during 2006 and subsequent years; our expectations regarding future increases in population demographics and job growth; our belief that rental rates will continue to increase in 2006; our expectations regarding our new business strategies and initiatives; our belief that our total return strategy will enable us to create economic value over time; our expectation that continued demand for capital to finance housing in the United States will provide opportunity to profitably leverage our balance sheet to meet that demand over time; our expectation that, over the long term, growth in our business will generally be consistent with growth in the mortgage market; our belief that we will be positioned to increase our participation in the subprime market without compromising our disciplined approach to managing credit risk; our expectation that we will continue to increase our capital surplus; our estimated losses resulting from Hurricanes Katrina and Rita; our future approach to managing credit risk and our portfolio; and our belief regarding Deloitte & Touche’s ability to issue opinions on the effectiveness of our internal control over financial reporting.

Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions by Fannie Mae’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Examples of these factors include, but are not limited to, the timing and nature of the final resolution of the accounting issues discussed in this notice and the attached explanation and those raised by OFHEO in the course of its special examination discussed in this notice; the outcome of OFHEO’s ongoing special examination; the outcome of the investigations being conducted by the SEC and the U.S. Attorney’s Office for the District of Columbia; the outcome of pending litigation; general business, economic and political conditions, including changes in interest rates, housing prices and employment rates; competitive developments in the mortgage market or changes in the rate of growth in total outstanding U.S. residential mortgage debt; changes in applicable legislative or regulatory requirements; our ability to identify and remedy internal control weaknesses and deficiencies; our ability to effectively implement our business strategies and manage the risks in our business; the other factors discussed in this notice and the attached explanation; and the reactions of the marketplace to the foregoing.

Explanation Referred to in Part IV, Item (3) of Form 12b-25

     We are required by Part IV, Item (3) of Form 12b-25 to provide as part of this filing an explanation regarding whether the results of operations we expect to report for the year ended December 31, 2005 will reflect significant changes from our results of operations for the year ended December 31, 2004. Because of the restatement and re-audit process described above, we are unable to provide a reasonable estimate of either our 2005 results of operations or our 2004 results of operations. Accordingly, we cannot at this time estimate what significant changes will be reflected in our 2005 results of operations compared to our 2004 results of operations. Presented below is a discussion of certain accounting matters that may significantly impact the results of operations that we ultimately report for the years ended December 31, 2005 and December 31, 2004, followed by a discussion of certain key business and market issues that have affected us, disclosures regarding certain of our risks and risk management practices, a description of investigations of and legal proceedings filed against us relating to accounting and related matters, and updates on certain regulatory matters.

Accounting Review

Status of Accounting Review

Following the publication of the Paul, Weiss report, we are providing an update on our progress made to date in completing our accounting review, as well as a description of our approach, process, issues and next steps with respect to resolving accounting errors that have been identified. We have been engaged in a thorough and comprehensive review of our accounting policies and practices in order to determine whether these policies and practices were consistent with GAAP. Our review process includes management’s identification of potential issues, followed by its analysis of and determination on each issue in conjunction with our accounting advisors. Each issue and determination is then discussed with the Audit Committee of the Board of Directors, Deloitte & Touche and OFHEO.

At this time, we have made substantial progress toward completing our accounting review. We have finished the process of identifying accounting issues for our review, and have made significant progress in completing our analysis and determination of whether any of the identified accounting issues result in an error requiring restatement. Although our review of our accounting policies and practices is not fully complete at this time, we believe it is important to disclose in this filing the issues that we have now concluded are accounting errors requiring restatement. We expect to provide an update on remaining issues following completion of our review and the discussion of those issues with the Audit Committee, Deloitte & Touche and OFHEO. Our conclusions are subject to further analysis in the course of the completion of the restatement and Deloitte & Touche’s re-audit.

Impact of Accounting Errors on Regulatory Capital

We do not expect to be able to quantify the final financial statement impact of the errors discussed in this section until we complete our restatement. However, all of these accounting errors have been reviewed with OFHEO in the course of discussions in connection with our monthly minimum capital submissions. Pursuant to an agreement with OFHEO, we are required to maintain a 30 percent capital surplus over our minimum capital requirement. We achieved this 30 percent capital surplus as of September 30, 2005 and expect to continue to increase our capital surplus above this required amount. Based on our current view of the accounting errors identified below, we believe we continue to meet our regulatory capital requirements, including the requirement that we maintain a 30 percent capital surplus over our minimum capital requirement.

Summary of Accounting Errors

Set forth below is a summary description of the accounting errors we have identified to date pursuant to our accounting review. Each of these accounting errors falls within one of the following seven principal categories: accounting for derivative instruments; accounting for investments; accounting for securitization transactions; accounting for guaranty fees; accounting for the amortization of premiums and discounts; accounting for the allowance for loan losses and guaranty liabilities; and other accounting errors.

A number of the errors described below have previously been identified in our prior SEC filings. The Paul, Weiss report that was issued on February 23, 2006 also identified accounting errors relating to the restatement period, all but one of which (relating to $35.5 million in payments under a minority lending initiative) already were under review by the company. In addition, we have self-identified other errors in the course of our review.

Errors that have been previously disclosed in our SEC filings or that are described in the Paul, Weiss report relate to the following matters:

•	application of the hedge accounting requirements of Statement of Financial Accounting Standards No. 133;

•	accounting for mortgage commitments pursuant to Statement of Financial Accounting Standards No. 149;

•	classification of securities pursuant to Statement of Financial Accounting Standards No. 115;

•	processes for assessing certain investment securities for impairment;

•	accounting for wholly-owned Fannie Mae mortgage-backed securities pursuant to Statement of Financial Accounting Standards No. 140 and FASB Interpretation No. 46R;

•	accounting for dollar-roll repurchase transactions;

•	accounting for the impairment of guarantee fee buy-ups;

•	accounting for the amortization of premiums and discounts pursuant to Statement of Financial Accounting Standards No. 91;

•	accounting for the allowance for loan losses and guaranty liability;

•	accounting for mortgage insurance;

•	accounting for low income housing tax credit and synthetic fuel investments, including tax reserves;

•	certain loan-related accounting matters, specifically the classification of certain loans held for sale into securitization trusts;

•	calculation of interest expense and interest income;

•	accounting for the amortization of debt premiums, discounts and issuance costs; and

•	accounting for payments made in connection with a minority lending initiative.

Other issues that we have concluded were errors pursuant to our review process to date relate to the following matters:

•	accounting for certain investment securities at the incorrect cost basis;

•	accounting for certain guaranty fees and obligations in connection with a small portion of our Fannie Mae MBS trusts; and

•	certain loan-related accounting matters.

Set forth below is a more detailed discussion of the errors listed above, organized by principal error category. As a result of this organization, both previously disclosed errors and newly disclosed errors may be discussed within the same principal category.

Accounting for Derivative Instruments

Hedge Accounting. We misapplied the hedge accounting requirements set forth by Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, for certain of our hedging relationships, and as a result of this error, expect to record an estimated net cumulative after-tax loss of approximately $8.4 billion as of December 31, 2004, excluding the impact of mortgage commitments (which are discussed below). The amount of this estimated loss is subject to change as a result of other accounting issues under review.

Mortgage Commitments. We have concluded that, upon our adoption of Statement of Financial Accounting Standards No. 149 (SFAS 149), Amendment of Statement 133 on Derivative Instruments and Hedging Activities, we misapplied cash flow hedge accounting criteria for our mortgage commitments. We estimate that the net cumulative amount of after-tax losses relating to mortgage commitments deferred in accumulated other comprehensive income, referred to as AOCI, was approximately $2.4 billion as of December 31, 2004. The amount of this estimated loss is subject to change as a result of other accounting issues under review.

In addition, prior to the July 1, 2003 effective date of SFAS 149, we did not account for our commitments to acquire mortgage assets. We have concluded that was in error and, based on accounting standards applicable at that time, we should have accounted for these commitments prior to July 1, 2003. Further, we recorded a transition adjustment in connection with our July 1, 2003 adoption of SFAS 149 and our accounting for mortgage commitments.  Because most of our mortgage commitments should have already been accounted for prior to our adoption of SFAS 149, we have concluded that recording this transition adjustment was not appropriate.

We expect that the impact of the errors set forth above relating to accounting for derivative instruments will be material to our previously reported results for many, if not all, periods and will vary substantially from period to period based on the amount and types of derivatives held and market fluctuations. Our restatements to eliminate hedge accounting will result in the recognition of derivative gains and losses in the period in which the gains or losses occur. Under hedge accounting, these gains or losses previously were deferred and would have been recognized in earnings for future periods.

Accounting for Investments

Classification of Securities. We purchase mortgage-related securities in the normal course of our business and, as part of our business strategy, have historically held such securities to maturity. Based on this intent, we classified our mortgage-related securities as “held-to-maturity” pursuant to Statement of Financial Accounting Standards No. 115 (SFAS 115), Accounting for Certain Investments in Debt and Equity Securities. However, during the restatement period, we sold certain mortgage-related securities that had been classified in the held-to-maturity category, thereby violating the requirements of SFAS 115. These sales were the result of: (i) a misapplication of SFAS 115, which required us to classify a security at the end of the month of purchase rather than at the purchase date, and (ii) dollar-roll repurchase transactions that did not qualify for treatment as financing transactions and therefore should have been accounted for as sales and purchases of securities. As a result, we must classify in our restated financial statements all securities previously classified as “held-to-maturity” as either “available-for-sale” or “trading,” and discontinue use of the held-to-maturity category until two years after the last misclassified transaction.

We expect to classify the majority of our held-to-maturity securities to the available-for-sale category. To the extent that securities are classified as available-for-sale, all unrealized gains and losses for those securities, net of taxes, for each reporting period will be recorded in stockholders’ equity as a component of AOCI. AOCI will vary substantially from period to period as a result of this classification, primarily due to changes in interest rates, which affect the fair value of debt securities. This classification will not impact our regulatory capital position, however, because AOCI is excluded from this calculation.

We provide our clients with certain brokerage-related activities related to mortgage-related securities. As a result of this activity, we also expect to classify a portion of our held-to-maturity securities as trading securities. To the extent that securities are classified as trading, gains and losses for each period will be recorded in earnings. The dollar amount that will be classified as available-for-sale versus trading has not been determined.

Incorrect Cost Basis of Investment Securities. Due to various accounting errors regarding the recognition of investment securities on the balance sheet, such as the impact on the cost basis of securities due to the changes in our mortgage securities commitment accounting, we recorded certain securities at the incorrect cost basis. We are correcting these errors in the course of the restatement, thereby changing the cost basis of certain securities which, in turn, will have an impact on unrealized gains and losses recorded on available-for-sale securities, realized gains and losses on sales of securities, and amortization of premiums and discounts.

Impairment of Investment Securities. We have identified errors in how we assessed the impairment of investment securities under SFAS 115 and Emerging Issues Task Force Issue No. 99-20 (EITF Issue 99-20), Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets. We did not always appropriately assess our investment securities for impairment in accordance with the requirements of SFAS 115, including our investments in manufactured housing bonds and aircraft asset-backed securities, or apply our SFAS 115 impairment policy consistently. While we recorded impairment on certain investment securities during the restatement period, our process for recognizing and measuring such impairment was not always appropriate; accordingly, the amount and timing of these impairments likely will be affected by the restatement.

We also made errors in our application of EITF Issue 99-20. In certain instances, we combined interest-only and principal-only certificates issued from securitization trusts for accounting purposes even though those certificates could not be or had not been combined by contract or law. Combining the certificates for accounting purposes may have had the effect of avoiding the impairment requirements set forth in EITF Issue 99-20, which typically requires impairment recognition earlier than SFAS 115. Separating the certificates for accounting purposes will result in an increase in impairments for the interest-only certificates during the periods being restated.

Accounting for Securitization Transactions

Accounting for Wholly-Owned Fannie Mae MBS. In the normal course of business, we purchase Fannie Mae mortgage-backed securities (“Fannie Mae MBS”) that we have issued into the marketplace. It is not uncommon for us to own 100% of a particular Fannie Mae MBS issuance. Pursuant to Statement of Financial Accounting Standards No. 140 (SFAS 140), Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, and FASB Interpretation No. 46 (“FIN 46R”), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51, revised December 2003, we anticipate having to restate our financial statements to consolidate specified Fannie Mae MBS trusts for which the company owns 100% of the related securities. Upon consolidation, the security positions will be reclassified from securities to loans. In addition, where we were the original transferor of loans to a Fannie Mae MBS, we will consolidate trusts in which we own 90% or more of the related securities. This consolidation will also result in the reclassification of security positions from securities to loans and will require us to record an MBS liability for the portion of the security position that is owned by third parties. Loans that are consolidated in pools for which we were the original transferor will be classified as held-for-sale and be marked to the lower of cost or market, whereas loans for which we were not the transferor will be classified as held-for-investment and be considered in determining the allowance for loan losses.

Dollar-Roll Repurchase Transactions. We made errors under SFAS 140 in our accounting for certain dollar-roll repurchase transactions, which are agreements pursuant to which we sell mortgage-backed securities and agree to repurchase substantially the same securities at a later date. We historically accounted for these transactions as financings and recognized interest expense on funds borrowed against the securities. We have determined that certain of these dollar-roll repurchase transactions did not meet the GAAP criteria for treatment as financings, and instead should have been accounted for as sales and purchases of the underlying mortgage-backed securities. Restating our previous financial statements for these errors relating to dollar-roll repurchase transactions will result in the reduction of previously recognized interest expense relating to those transactions and the recording of gains and losses on the sales and purchases, which will increase earnings variability from period to period.

Accounting for Guaranty Fees

Recognition of Guaranty Fees and Obligations. We failed to recognize certain guaranty fees as retained interests and certain recourse obligations in connection with the Fannie Mae MBS trusts for which we were the transferor of loans to the trusts. This error relates solely to portfolio transfers, which represent a small portion of our securitization volume. Correcting this error will have the effect of increasing the retained interests and recourse obligations recorded on the balance sheet.

Accounting for the Impairment of Guaranty Fee Buy-Ups. We anticipate recording asset impairments with respect to certain of the periods being restated relating to our accounting for certain guaranty assets that result from the “buy-up” of guaranty fees in connection with certain Fannie Mae MBS issuances. To facilitate the pooling of mortgages into a Fannie Mae MBS, in certain transactions the monthly Fannie Mae MBS guaranty fee rate is adjusted for an upfront cash payment by us to the lender (a “buy-up”) or an upfront cash receipt from the lender to us (a “buy-down”) when the Fannie Mae MBS is formed. These buy-ups or buy-downs adjust our monthly guaranty fee so that the coupon rates on the Fannie Mae MBS are generally in increments of whole or half a point, which tend to be more easily traded. When we engage in buy-up transactions, we record separate guaranty assets in the amount of the buy-up and recognize income over the expected life of the Fannie Mae MBS. We previously did not periodically assess these buy-ups for impairment as required by EITF Issue 99-20.

Accounting for the Amortization of Premiums and Discounts

We made errors in our application of Statement of Financial Accounting Standard No. 91 (SFAS 91), Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.

SFAS 91 requires a loan or debt security to be amortized in a manner to arrive at a level yield over the life of that instrument. SFAS 91 provides that cost basis adjustments can be amortized using a contractual approach or an expected life approach. Our past practice applied the expected life approach to all of our mortgage loans and mortgage-related assets. We then amortized those loans and assets over our internal estimate of the expected life of the loan or asset. This was an error because, in some instances, we did not have a sufficient basis to assert that we could estimate prepayments on those loans and assets. For loans and assets for which we are unable to reliably estimate prepayments, this will be corrected for the periods being restated by applying the contractual method of amortization to those loans and assets.

In instances where it was appropriate for us to utilize the expected life approach, we utilized internal estimates of prepayments. The internal data that we used for these prepayment estimates were not sufficiently validated to support its use in this accounting estimate. This will be corrected for the periods being restated by utilizing prepayment estimates obtained from independent sources.

Further, to appropriately apply the prepayment estimates to loans and mortgage securities, SFAS 91 requires groupings around similar characteristics, such as loan coupon or year of issuance. Our past practice did not group loans and debt securities in a manner considered appropriate under SFAS 91. This will be corrected for the periods being restated by using groupings that comply with the SFAS 91 requirements.

SFAS 91 requires that a “catch up” adjustment be recorded in those instances where the actual and revised estimated prepayments exceed the original estimated prepayments utilized to amortize the assets. In the past, the manner in which we calculated and recorded the cumulative “catch-up” adjustment was inconsistent with the provisions of SFAS 91. This process resulted in differences between various accounting sub-ledgers being inappropriately capitalized. These errors will be corrected for the periods being restated.

Correcting the errors discussed above relating to the amortization of premiums and discounts will likely affect the timing of our recognition of premiums and discounts on securities and loans, which in turn will affect our earnings in periods being restated.

Accounting for the Allowance for Loan Losses and Guaranty Liability

Single-Family. We estimate an allowance for loan losses for single-family loans held for investment in our portfolio and a guaranty liability for loans underlying single-family Fannie Mae MBS securities that we guarantee. Losses on loans are charged against the allowance for loan losses, or guaranty liability, when they are resolved through foreclosure, pre-foreclosure sale or other type of resolution. During the restatement period, we had errors in our process of estimating the allowance for loan losses and guaranty liability which, on a combined basis, resulted in an overstatement in those estimates for the restatement period. The errors primarily relate to the use of inappropriate data to calculate the allowance, such as the loan population subject to an allowance, and default statistics and loss severity in the event that loans default. We also incorrectly included certain add-on components to the reserve without adequate support. In addition, we did not properly allocate the reserve between the on-balance sheet allowance for loan losses and the guaranty liability. Correcting these errors will have the effect of reducing the overall estimate of the allowance for loan losses and the guaranty liability, with more of the proportionate estimate relating to on-balance sheet loans than to loans underlying Fannie Mae MBS.

Multifamily. We overstated our multifamily allowance for losses in certain restatement periods. The overstatement largely resulted from inappropriate estimates of defaults and loss severity in the modeled allowance estimate. Correcting this and other errors in the estimation process will have the effect of reducing the overall estimate of the allowance for loan losses and the guaranty liability.

Credit Enhancements. We inappropriately included an estimate of credit enhancement collections in the estimate of the allowance for loan losses. Credit enhancements that are not attached to a loan should not be included in the overall estimate of loan losses but rather should be considered either as a derivative or as a gain contingency pursuant to Statement of Financial Accounting Standards No. 5 (SFAS 5), Accounting for Contingencies. Gain contingencies can only be recorded if they are realizable, meaning there is no uncertainty regarding collection. For many credit enhancements, this threshold is only met when cash is received from the insurance carrier. As a result, the accounting for most credit enhancements that are not attached to the loan properly occur only when cash is received. The effect of this accounting correction will be to change the period of recognition of certain credit enhancement claims and to record these amounts in “Other Income” rather than as part of the allowance for loan losses.

Other Accounting Errors

Mortgage Insurance Accounting. We previously recognized approximately $210 million, $240 million and $185 million of insurance premium expense for 2004, 2003 and 2002, respectively. The vast majority of these premiums related to policies covering mortgage credit losses. Remaining policies are general forms of corporate insurance, including directors’ and officers’ liability insurance, property and casualty insurance and workers’ compensation.

We conducted a review of our mortgage insurance arrangements, including to determine whether we had entered into any finite insurance arrangements. We have determined that one mortgage insurance policy did not transfer sufficient underlying risk of economic loss to the insurer (referred to as a finite insurance arrangement), and therefore does not qualify as insurance for accounting purposes. Restating our previously issued financial statements to correct this error generally will result in our recording the premium paid as a deposit, with recoveries from the policy reflected as a reduction thereto, and recognizing credit losses with no reduction for any recoveries resulting from the insurance policy. At the time this insurance policy was originated, we paid a premium of approximately $35 million to insure the company’s losses in an amount equal to 20 percent of the unpaid principal balance of each loan contained within a portfolio of lower credit quality mortgage loans, up to an aggregate of approximately $39 million for all loans in the portfolio. This 20 percent coverage was supplemental to standard borrower- or lender-paid mortgage insurance that was in place for every loan that had an acquisition loan-to-value ratio in excess of 80 percent. Mortgage payments on this portfolio of loans were current at the time the policy was originated, but there was a high probability that we would incur at least $39 million in losses on this portfolio. The premium was amortized at approximately $13.5 million in each of 2002 and 2003 and approximately $8 million in 2004, while approximately $39 million of payments under the policy were largely received over a three-year period, principally in 2003 and 2004. We expect that the restatement relating to accounting for this policy will have no cumulative impact on our results of operations or financial condition as of December 31, 2005, but will impact reported earnings for certain restated periods.

Our review for finite insurance arrangements is complete. We continue to review contractual terms in certain insurance contracts to determine if such contracts should be accounted for as credit derivatives.

Accounting for LIHTC and Synthetic Fuel Investments.  We made errors in the accounting for our Low Income Housing Tax Credit (“LIHTC”) investments. We incorrectly accounted for certain of our LIHTC investments using the effective yield method instead of the equity method of accounting. Restating the accounting for these investments using the equity method will affect the timing of recognition of losses for the periods being restated and will result in more variability from period to period.  We also recorded certain of our LIHTC investments on an “as funded” basis, rather than at the committed amount, as required by GAAP. Restating these investments at the committed amount will result in our recording an equal asset and liability for each of these investments.  In addition, we incorrectly expensed interest on certain borrowings used to fund the construction of qualified real estate investments as the interest expense was incurred, rather than capitalizing the interest on such borrowings, as required by GAAP. As a result, amounts previously recorded as interest expense will be added to the carrying value of the investment. The carrying value will be subject to reduction through partnership losses and, potentially, impairments. We also have determined that we made certain errors in the calculation of impairment amounts on these LIHTC investments. Previously reported impairment amounts also will need to be restated as a result of the impact of the other errors described in this paragraph relating to the carrying value of our investment.

     We made certain similar errors in our accounting for investments in three synthetic fuel (referred to as “synfuel”) partnerships established in the 1990s. Given that we have limited investments in only three of such partnerships, we expect that our restatement relating to synfuel investments will not have a significant impact on our results of operations or financial condition.

We continue to evaluate the tax reserves for these and other matters to ensure that the reserve estimates comply with the provisions of SFAS 5.

Loan-Related Accounting Matters. We have determined that we made the following errors relating to our accounting for loan-related matters:

•	Classification of Loans Held for Sale Into Securitization Trusts. We made an error relating to the classification of certain loans held for sale into securitization trusts. Our process for identifying loans held for sale did not identify the complete population of loans that were set aside for sale into securitization trusts due to an error in an accounting system. This error resulted in loans destined for securitization at a future date being erroneously classified as held-for-investment rather than held-for-sale. As a result, we did not record an appropriate adjustment at the lower of cost or market on loans held for sale during the periods being restated. We are in the process of determining which loans were held for sale during the restatement period in order to record the correct adjustment amount.

•	Accounting for REO and Foreclosed Property Expense. We made certain errors related to our accounting for real estate owned (“REO”) and foreclosed property expense, including making inappropriate determinations of the initial cost basis of REO assets at foreclosure and the amounts charged-off against the allowance for loan losses, and not expensing costs related to foreclosure activities in the proper period. These errors will be corrected for the periods being restated and are expected to change the timing of certain losses and shift amounts between charge-offs to the allowance for loan losses and foreclosed property expense.

•	Accounting for Troubled Debt Restructurings. We historically did not recognize modifications that granted concessions to borrowers as troubled debt restructurings as required by Statement of Financial Accounting Standards No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings, as amended by Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan. This error will be corrected for the periods being restated resulting in some modifications being recognized as troubled debt restructurings.

•	Interest Accrual on Seriously Delinquent Loans. We misapplied our policy of placing seriously delinquent loans on non-accrual status. When payments on loans became more than three months past due, we placed the loans on non-accrual status, which required us to cease to accrue payments due under the loans. However, we continued to accrue interest income on the loans at a reduced amount. We will correct this error for the periods being restated by ceasing to record any interest that accrues on a loan that is more than three months past due. In addition, for loans more than three months past due, we reserved a portion of previously accrued interest and determined the amount of the reserve based on an estimate of collectibility that was incorrectly determined. We will be correcting this estimate, and therefore the amount reserved, as part of our restatement. Loans are returned to accrual status when they are no longer more than three months past due, at which time previously unrecognized interest is recognized into income.

•	Accounting for Reverse Mortgages. We inappropriately recognized interest income on our uninsured reverse mortgages, which represents a small portion of our reverse mortgages, by not considering the expected life of the borrower and house price expectations in the interest income calculations. This error will be corrected during the restatement and is expected to result in a changed pattern of interest income recognition on reverse mortgages.

Calculation of Interest Expense and Interest Income. For periods during the restatement, we inappropriately calculated interest expense on debt instruments and interest income on certain investments. The calculations utilized a convention that recognized the average number of days of interest in a month (30.4 days) regardless of the actual days in the month. This error will be corrected as part of the restatement.

Accounting for the Amortization of Debt Premiums, Discounts and Issuance Costs. We have determined that we inappropriately amortized various discounts and premiums, as well as debt issuance costs, by amortizing these amounts through the expected call date of our borrowings as opposed to amortizing these amounts through the contractual maturity date of the borrowings, as required by GAAP. This error will be corrected as part of our restatement, which will have the effect of recognizing the amortization of discounts, premiums and debt issuance costs at a slower rate.

Minority Lending Initiative. We introduced a program in 2002 to increase the flow of mortgage capital to African-American homeowners. As part of that program, we inappropriately capitalized a portion of the $35.5 million in payments made as part of an acquisition of a pool of loans. The payment should have been expensed, as it resulted in the loans being recorded at an amount in excess of fair value. In addition, the loans were incorrectly classified as held-for-investment when, in fact, our intent was to sell these loans. The loans should have been recorded as loans held for sale and marked to the lower of cost or market at each balance sheet date. Management’s intent with respect to these loans changed in the fourth quarter of 2003, at which time the classification of the loans as loans held-for-investment was appropriate. Certain of these loans currently remain as part of our loans held for investment.

Key Business and Market Issues

Fannie Mae is a shareholder-owned corporation chartered by the U.S. Congress to increase the availability and affordability of homeownership in America. In accordance with our charter, we seek to achieve this mission objective by providing and maintaining liquidity in the secondary mortgage market. Each of our businesses contributes to this liquidity function, and together serve to increase the total amount of funds available to finance mortgages for low-, moderate- and middle-income Americans.

Our businesses are significantly affected by the dynamics of our underlying market—the secondary market for residential mortgage debt outstanding. These dynamics include the total amount of mortgage debt outstanding, the volume and composition of mortgage originations and the level of competition for mortgage assets among investors. Generally, the level of competition in our market has intensified in recent years and remained extremely competitive throughout 2005. Over the long term, we expect that growth in our business will generally be consistent with growth in the mortgage market.

On November 10, 2005, we announced that our Board of Directors had appointed Robert Levin to the position of Chief Business Officer. In this new role, Mr. Levin has responsibility for the oversight of our three primary businesses and the integration of our business activities to support cross-functional initiatives focused on creating value at the enterprise level. Reporting to Mr. Levin are Thomas Lund, Executive Vice President and head of our Single-family business, Peter Niculescu, Executive Vice President and head of our Capital Markets group (formerly known as the Portfolio division), and Kenneth Bacon, Executive Vice President and head of Housing and Community Development, which includes our Multifamily business. Also reporting to Mr. Levin is Michael Quinn, Senior Vice President, Mortgage-Backed Securities.

The following discussion highlights recent developments in our primary businesses and the markets in which they operate.

Credit Guaranty Business

Single-family

In our Single-family Credit Guaranty (“Single-family”) business we issue Fannie Mae mortgage-backed securities (“Fannie Mae MBS”) in exchange for pools of loans delivered to us by lenders. We guaranty the timely payment of principal and interest on Fannie Mae MBS, for which we are paid a guaranty fee. This activity supports our mission objectives by enabling primary lenders to redeploy capital to fund additional mortgage loans by selling highly-liquid Fannie Mae MBS in the secondary market.

Our total issuance of single-family Fannie Mae MBS declined to $500.7 billion in 2005 compared with $545.4 billion in 2004. Consistent with our long-term approach, the volume of Fannie Mae MBS issued by our Single-family business in 2005 reflected our assessment of the credit risk and pricing dynamics of mortgage assets available for guaranty. Originations of lower credit quality loans, loans with reduced documentation, and loans to fund investor properties (where the owner is not the primary resident) remained substantially higher in 2005 than historical norms. Private-label issuers—companies other than agency issuers Fannie Mae, Freddie Mac and Ginnie Mae—continued to be a significant source of financing for these mortgages. As in 2004, private-label issuers continued to be a major source of financing for Alt-A and subprime loans. Alt-A and subprime securities represented over 65 percent of private-label single-family mortgage-related securities issued in 2005. Although there is no uniform definition for subprime and Alt-A loans across the mortgage industry, Alt-A loans typically have slightly lower credit quality or less thorough documentation than prime loans; subprime loans typically have markedly lower credit quality. While we view many non-traditional loans as effective financial tools for certain borrowers, we will continue to evaluate the extent to which the pricing for these loans provides sufficient compensation for the levels of layered risk found in these loans. We have generally limited our participation in this market to transactions in which we believe we are adequately compensated for the additional risk.

Over the past two years, we have maintained a disciplined approach to our participation in the single-family mortgage market, focused on ensuring that the level and nature of our participation was aligned with our risk disciplines. We concluded that pricing dynamics for a significant portion of originations driving the growth of private-label issuance did not appropriately reflect underlying, and often layered, credit risks. Because of this assessment, we made a strategic decision to forgo the guaranty of a significant proportion of mortgage loans because they did not meet our risk and pricing criteria. As a result of this decision, we ceded significant market share of single-family mortgage-related securities issuance to private-label issuers. Our estimated overall market share of new mortgage-related securities issuance declined to 23.5 percent in 2005 compared with 29.2 percent in 2004 and 45.0 percent in 2003. During this period, the estimated private-label share of new mortgage-related securities issuance increased from 20.6 percent in 2003 to 44.4 percent and 53.9 percent in 2004 and 2005, respectively. Our estimates of market share are based on publicly available data and exclude previously securitized mortgages.

We have been the largest agency issuer of mortgage-related securities in every year since 1990. This has contributed to our leadership position in the overall market for outstanding mortgage-related securities. The higher volume of tradable Fannie Mae MBS in the secondary market has generally enhanced the liquidity of our MBS compared to mortgage-related securities issued by other market participants. As a result of our advantage in tradable liquidity, our MBS continued to trade at a premium in 2005 to comparable securities issued by other market participants.

The proportion of adjustable-rate assets acquired or guaranteed by Fannie Mae has increased substantially over the past several years, reflecting changes in the composition of single-family mortgage originations. For the year ended December 31, 2005, adjustable-rate mortgages (“ARMs”) represented an estimated 21 percent of our conventional single-family mortgage acquisitions. We estimate that ARMs represented only 13 percent of our conventional single-family mortgage credit book of business at December 31, 2005. Similarly, while negative-amortizing and interest-only ARMs represented an increased proportion of new business in 2005—3 percent and 9 percent, respectively—we estimate that these products together represented only approximately 5 percent of our conventional single-family mortgage credit book of business at December 31, 2005. These estimates are based on conventional single-family mortgage loans (consisting of single-family loans held in our portfolio, underlying Fannie Mae MBS held in our portfolio and held by others, and underlying certain whole loan REMICs) for which we have loan-level data, excluding reverse mortgages. We do not have loan-level data for all of the single-family credit risk exposure attributable to purchases by our Capital Markets group, such as Freddie Mac securities, Ginnie Mae securities, private-label securities and housing revenue bonds. These products for which we do not have loan-level data represent an estimated 8 percent of our total conventional single-family mortgage credit book of business as of December 31, 2005, and an estimated 11 percent of our conventional single-family mortgage acquisitions for the year ended December 31, 2005. We expect the inclusion of these products in our estimates would impact the percentages set forth in this paragraph.

The ARM share of conventional single-family mortgage applications has declined from a peak of almost 35 percent in April 2005 to just under 30 percent in January 2006. However, we believe the current proportion of ARM originations still exceeds what should be indicated by the difference between short- and long-term mortgage rates. We believe that this dynamic reflects consumers’ continued use of ARM products to gain even marginally lower initial mortgage payments in the face of rapid home price appreciation in many areas. We anticipate that the flattening of the yield curve, slower or flat appreciation in home prices, and the payment shock that certain consumers will experience from the reset of many ARMs to higher rates may fuel a shift into fixed-rate mortgages and longer-term ARMs during 2006 and subsequent years.

We believe that our assessment and approach to the management of credit risk in 2005 contributed to the maintenance of a credit book of business with strong credit risk characteristics. The weighted average original loan-to-value ratio and the weighted average estimated mark-to-market loan-to-value ratio for our conventional single-family mortgage credit book of business were 70 percent and 53 percent, respectively, at December 31, 2005. The weighted average credit score for our conventional single-family mortgage credit book of business was 721 at December 31, 2005. As noted above, we do not have loan-level data for an estimated 8 percent of our total single-family mortgage credit book of business as of December 31, 2005. We expect the inclusion of these products in our estimates would impact the averages set forth in this paragraph.

Additionally, our single-family delinquency measures remained low throughout 2005. The thirteen basis point increase in single-family delinquency rate we reported in November 2005—to 0.77 percent of single-family conventional loans outstanding—was almost entirely attributable to delinquencies on loans in the FEMA-designated 2005 Gulf Coast hurricane disaster area. We previously reported that our estimate for after-tax losses associated with Hurricanes Katrina and Rita would be in a range of $250 million to $550 million, which includes both single-family and multifamily properties. Based on that estimate, we recorded a $257 million after-tax charge for the quarter ended September 30, 2005. As a result of our ongoing assessment of the potential impact of Hurricanes Katrina and Rita, including our ongoing loss mitigation and investment activities, we have adjusted our estimated after-tax losses to a range of $250 million to $400 million. Further adjustments to this estimate are possible as we continue to monitor this issue.

We have remained focused on the achievement of our regulatory and corporate mission objectives. Meeting the newly-established home purchase sub-goals defined by the Department of Housing and Urban Development (“HUD”), our mission regulator, was especially challenging in 2005 largely due to the same market and economic conditions that have driven increases in private-label market share. On February 13, 2006, we indicated that, while we were still in the process of finalizing the data for 2005, our preliminary analysis indicated that we met the three base HUD goals, in addition to the home purchase special affordable sub-goal, and the multifamily special affordable sub-goal for 2005. We also indicated that our preliminary analysis showed that we fell slightly short of meeting the other two home purchase sub-goals for low- and moderate-income and underserved areas. Our analysis, which was based on preliminary data involving the examination of over one million loans, could be subject to change. We will submit final data for HUD’s review in March 2006, and HUD will make the final determination regarding our achievement of our 2005 housing goals.

Most of HUD’s housing goals and home purchase sub-goals increase to higher levels in 2006 and therefore we expect that meeting these goals will continue to present challenges. As previously disclosed, in order to meet our housing goals, we may elect to enter into transactions with economic terms that are less favorable than other available transactions or we may offer other incentives to obtain business that contributes to our housing goals performance. We also may increase our investments in higher-risk mortgage products that are more likely to serve the borrowers targeted by HUD’s goals and sub-goals, but that could increase our credit losses.

We continually evaluate opportunities for the Single-family business to enhance our ability to support our mission objectives and add potential revenue sources by expanding into areas of our market where we have little or no presence currently. We believe that the following initiatives represent the most significant opportunities for our Single-family business to achieve these objectives in the near- to intermediate-term:

•	First, we are building out the capabilities needed to structure mortgage-related securities in ways that would enable us to share risk with other investors who may have a different view of risk/pricing dynamics than our own.

•	Second, we are working to increase the level of our involvement in the subprime market, which has been dominated by private-label competitors in recent years. We believe that the enhanced risk sharing capabilities noted above will position us to increase our participation in this segment of the market without compromising our disciplined approach to managing credit risk.

Multifamily

Fannie Mae is one of the most active participants in the multifamily mortgage market. As of December 31, 2005, we estimate that we held or guaranteed approximately 18 percent of multifamily mortgage debt outstanding (including mortgage-related securities). Our Multifamily business provides financing for affordable and market-rate rental housing on a nationwide basis and through a full range of economic conditions, thereby supporting both accessibility to financing and the liquidity of multifamily mortgage debt. Through our lender and housing partners, our Multifamily business participated in financing $25.6 billion in multifamily rental housing in 2005, the second highest annual investment total in company history.

Due in large part to the nation’s steadily expanding economy, multifamily real estate fundamentals improved during 2005. Two key drivers for improvement in multifamily fundamentals were changing demographics and job growth. The 20- to 34-year old segment of the population is reaching the prime apartment-renting stage and is anticipated to total approximately 64 million by 2010 compared with approximately 61 million at year-end 2005. Additionally, job growth remained solid throughout 2005, with approximately 2 million new jobs created in the United States. We currently anticipate that approximately 2 million additional new jobs will be created in 2006.

These factors contributed to a decline in overall apartment vacancies and an increase in average monthly rental rates in 2005. According to the U.S. Census Bureau, multifamily vacancies averaged 9.5 percent for the fourth quarter 2005, compared to 11.3 percent for the fourth quarter of 2004. Vacancies for institutional-type properties on a national level also decreased, with estimated vacancies averaging 6.1 percent for the fourth quarter 2005, down from an estimated 7.2 percent for the fourth quarter 2004.

Rental rates also increased during 2005. Estimated monthly rental rates for institutional-type properties on a national level were $970 on average for the fourth quarter 2005, reflecting a 2 percent increase over fourth quarter 2004’s estimated $950 average monthly rental rate. We believe that this trend is likely to continue into 2006.

We believe that our adherence to disciplined credit standards continues to be reflected in our delinquency statistics, which remain within a low range, notwithstanding the increase in delinquency rates in October 2005 due almost entirely to new delinquencies in the FEMA-designated 2005 Gulf Coast hurricane disaster areas. Our multifamily delinquency rate was 0.27 percent at December 31, 2005 compared with 0.10 percent at December 31, 2004.

Capital Markets Group

Our Capital Markets group supports our primary liquidity function by purchasing and selling mortgage loans and mortgage-related securities through a full range of economic and competitive environments. This function includes purchasing Fannie Mae MBS, which has contributed to the pricing stability evidenced in our MBS over time. By issuing debt to both domestic and international investors to fund our mortgage purchases, our Capital Markets group also helps to maintain a diversified funding base and to expand the total amount of capital available to finance housing in the United States. Additionally, our Capital Markets group supports innovation in housing finance by purchasing newly developed mortgage products that do not have track records for credit performance and pricing, which generally makes these products more marketable to other investors.

Our portfolio activities in 2005 were conducted within the context of our capital restoration plan, which was finalized with OFHEO in February 2005. The capital restoration plan defined the management of “total balance sheet size by reducing the portfolio principally through normal mortgage liquidations” as one of two key elements that will contribute to the achievement of our capital goal. The plan also provided that, as a contingency measure to provide additional capital, we would also consider reducing our mortgage portfolio balances through asset sales. OFHEO announced on November 1, 2005 that Fannie Mae had achieved a 30 percent surplus over minimum capital at September 30, 2005. However, our requirement to maintain a 30 percent capital surplus will remain in effect at OFHEO’s discretion, and will not be automatically rescinded as a result of our achieving our capital plan requirements.

In this discussion of our portfolio activities in 2005, each of the amounts provided for our portfolio purchases, liquidations and sales in 2004 and 2005, as well as our total debt outstanding in 2004 and 2005, represents the unpaid principal balance, excluding the effect of currency adjustments, debt basis adjustments and amortization of premiums, discounts, and issuance costs.

As a result of the reclassification of a majority of our portfolio assets from “held-to-maturity” to “available-for-sale,” we were provided more flexibility to consider asset sales both to contribute to our capital plan objectives and to generate economic value when supply and demand dynamics in our market resulted in attractive pricing for certain assets in our portfolio. Generally in 2005, competition for mortgage assets significantly increased the number of economically attractive opportunities to sell certain mortgage assets from our portfolio, particularly traditional 15-year and 30-year mortgage-related securities, in addition to Real Estate Mortgage Investment Conduits (“REMICs”) that were structured from 15-year and 30-year Fannie Mae MBS held in our portfolio. As a result of these factors, we recorded a notable increase in sales from our portfolio, to $113.3 billion in 2005 from $16.4 billion in 2004. Our assessment of the economic attractiveness of portfolio sales in 2005 was aligned with our need to lower portfolio balances to achieve our capital plan objectives. Sales of selected assets from our portfolio contributed to both the enhancement of economic value and the achievement of our capital plan objectives. Portfolio balances were also affected by liquidations of $211.4 billion in 2005 compared with $240.2 billion in 2004. Additionally, portfolio purchases were substantially lower in 2005 compared with 2004, due to both our assessment of pricing dynamics for traditional fixed-rate products and our focus on managing balance sheet size to achieve our capital plan objectives. Portfolio purchases in 2005 totaled $146.6 billion in 2005 compared with $262.6 billion in 2004, and included a much lower proportion of 30-year fixed-rate assets than historical norms. The net impact of our liquidations, purchases and sales in 2005 was a 19.6 percent decline in our portfolio balances, to $727.2 billion at December 31, 2005 from $904.6 billion at December 31, 2004. Lower portfolio balances have the effect of reducing the net interest income generated by our portfolio. We believe, however, that our total return strategy described below will enable us to create economic value over time through our selected purchases and sales of portfolio assets and liabilities.

Total debt outstanding was $766.2 billion at December 31, 2005 compared with $955.0 billion at December 31, 2004. On a monthly average basis, February 2006 spreads on a swapped to LIBOR basis for all maturities of our Benchmark Notes improved relative to February 2005 levels, with considerable improvement in 5- and 10-year Benchmark Notes. We believe that our lower level of debt issuance compared with recent years had a positive effect on the pricing levels due to the diminished overall supply of Fannie Mae debt in the primary and secondary markets. Equally important, we have experienced continued strong demand characterized by consistently large purchases by domestic institutional investors coupled with notable increases in foreign investor purchases of our debt securities, particularly among Asian investors. Asian investors represented 31 percent of our Benchmark Notes new issue primary distribution in 2005, compared with approximately 26 percent in 2004. As our portfolio balances declined and spreads on long-term debt improved, we significantly reduced the amount of our short-term debt outstanding. During 2005, we reduced our total short-term debt outstanding by 46.1 percent, from $320.3 billion at December 31, 2004 to $172.5 billion at December 31, 2005, compared to a decrease of 6.5 percent in our total long-term debt outstanding, from $634.7 billion at December 31, 2004 to $593.7 billion at December 31, 2005.

The total notional value of outstanding derivative instruments used to hedge interest rate risk in our portfolio declined to $644.2 billion at December 31, 2005 compared with $688.8 billion at December 31, 2004. The key driver of this decline was the termination of hedges related to assets sold from our portfolio.

We have maintained our disciplined approach to managing interest rate risk in our portfolio. We believe the general effectiveness of our risk management strategies is reflected in our portfolio’s monthly average duration gap, a principal measure of interest rate risk. During 2005, our average monthly duration gap did not exceed plus or minus one month. In our Form 10-Q for the second quarter of 2003, we disclosed our objective of maintaining our duration gap within a range of plus or minus 6 months substantially all of the time.

Our strategies for the Capital Markets group focus on fulfilling our chartered liquidity function while seeking to maximize long-term total returns, subject to our risk constraints. This approach is an enhancement to our prior strategy, which focused primarily on buying mortgage assets when anticipated returns met or exceeded our hurdle rates, and generally holding those assets to maturity. Our current total return strategy is consistent with our chartered liquidity function. When demand for mortgage assets is high, and spreads are narrow, we will look for opportunities to add liquidity to the market largely through the sale of mortgage assets from our portfolio. When demand for mortgage assets is low, and spreads are wide, we will look for opportunities to add liquidity to the market largely by purchasing mortgage assets and selling debt to investors to fund those purchases. Consequently, our portfolio may grow or decline based upon the specific market dynamics during a given period, and management will not view portfolio growth per se as a primary measure of success for the Capital Markets group. However, we do anticipate that the continued demand for capital to finance housing in the United States will provide opportunity to profitably leverage our balance sheet to meet that demand over time.

Quarterly Break-Out of Single-family and Multifamily Portfolio Purchases

As noted in our October 2005 Monthly Summary, we are providing a break-out of single-family and multifamily assets that we purchased on a quarterly rather than a monthly basis. The table below sets forth our purchases of single-family and multifamily mortgage loans and securities for each quarter of 2005, as well as the full year 2005:

	Mortgage Portfolio Purchases
	Single-family	Multifamily	Total
	(Dollars in millions)
First Quarter 2005	$28,834	$2,912	$31,746
Second Quarter 2005	26,062	2,965	29,027
Third Quarter 2005	26,590	4,360	30,950
Fourth Quarter 2005	50,868	4,049	54,917

Total	$132,354	$14,286	$146,640

Administrative Expenses

Administrative expenses totaled an estimated $668 million for the fourth quarter of 2005 and an estimated $2.182 billion for the year ended December 31, 2005, compared to an estimated $361 million for the fourth quarter of 2004 and an estimated $1.511 billion for the year ended December 31, 2004. Costs associated with the restatement process and related regulatory examinations, investigations and litigation significantly increased administrative expenses for the year ended December 31, 2005. These costs totaled approximately $253 million for the fourth quarter of 2005 and approximately $569 million for the year ended December 31, 2005. We anticipate that these restatement-related costs will continue to have a substantial impact on administrative expenses until the restatement is completed.

Disclosures Regarding Certain Risks and Risk Management Practices

Pursuant to a September 1, 2005 agreement with OFHEO, we are providing the following periodic disclosures regarding risks and risk management practices.

Subordinated Debt

We have committed to issue subordinated debt in a quantity such that the sum of total capital (core capital plus general allowance for losses) plus the outstanding balance of qualifying subordinated debt will equal or exceed the sum of outstanding Fannie Mae MBS times 0.45 percent and total on-balance sheet assets times 4 percent. Subordinated debt will be discounted for the purposes of this calculation during the last five years before maturity in the following manner: one-fifth of the outstanding amount is excluded each year during the instrument’s last five years before maturity. When remaining maturity is less than one year, the instrument is entirely excluded. We have determined that, as of December 31, 2005, our outstanding subordinated debt plus total capital exceeded the sum of 0.45 percent of outstanding Fannie Mae MBS plus 4 percent of total on-balance sheet assets. Our determination that we are in compliance with our subordinated debt commitment reflects our current assessment of accounting issues we are reviewing and their estimated financial impact.

Liquidity Management

We have made a commitment to maintain a functional contingency plan providing for at least three months of liquidity without relying upon the issuance of unsecured debt, and to periodically test the contingency plan in consultation with our OFHEO Examiner-in-Charge. As of December 31, 2005, we were in compliance with our commitment to maintain and test our contingency plan.

Interest Rate Risk

Pursuant to a September 1, 2005 agreement with OFHEO, we agreed to provide periodic public disclosures regarding the monthly averages of our duration gap. We disclose the duration gap on a monthly basis in our Monthly Summary Report, which is available on our website and filed with the SEC in a current report on Form 8-K. (See, e.g., the Form 8-K Fannie Mae filed with the SEC on January 31, 2006.) The duration gap on our portfolio averaged zero months in December 2005 and January 2006.

We also agreed to provide public disclosure regarding the impact on our financial condition of both a 50-basis point shift in rates and a 25-basis point change in the slope of the yield curve. We will begin providing this disclosure once we have current financial statements.

Credit Risk

Pursuant to a September 1, 2005 agreement with OFHEO, we agreed to provide quarterly assessments of the impact on our expected credit losses from an immediate 5 percent decline in single-family home prices for the entire United States.

The estimated sensitivity of our expected future credit losses to an immediate 5 percent decline in home values for single-family mortgages at September 30, 2005 (the most recent date for which data are available), prior to the receipt of private mortgage insurance claims or any other credit enhancements, was $1.931 billion, or approximately 0.10 percent of our single-family mortgage credit book of business, compared with approximately 0.11 percent at September 30, 2004.

After receipt of mortgage insurance and other credit enhancements, the estimated sensitivity of our expected future credit losses to an immediate 5 percent decline in home values for single-family mortgages at September 30, 2005, was $890 million, or approximately 0.04 percent of our single-family mortgage credit book of business, compared with approximately 0.05 percent at September 30, 2004.

The estimates in the preceding paragraphs are based on conventional single-family mortgage loans (consisting of single-family loans held in our portfolio, underlying Fannie Mae MBS held in our portfolio and held by others, and underlying certain whole loan REMICs) and certain government mortgage-related securities for which we have loan-level data. These estimates exclude mortgages and mortgage-related securities held in our portfolio for which we do not have complete loan-level data (such as Freddie Mac securities, Ginnie Mae securities, private-label securities, housing revenue bonds), mortgages secured only by second liens, and reverse mortgages.

Risk Ratings

We agreed to seek to obtain a rating, which will be continuously monitored by at least one nationally recognized statistical rating organization, that assesses, among other things, the independent financial strength or “risk to the government” rating of Fannie Mae operating under its authorizing legislation but without assuming a cash infusion or extraordinary support of the government in the event of a financial crisis. We also agreed to provide periodic public disclosure of this rating.

Standard & Poor’s current “risk to the government” rating for Fannie Mae is AA- and on CreditWatch Negative. Standard & Poor’s continually monitors this rating. The rating has remained on CreditWatch Negative since September 23, 2004.

Moody’s Investors Service’s current “Bank Financial Strength Rating” for Fannie Mae is B+ with a stable outlook. Moody’s Investors Service continually monitors this rating.

Investigations and Legal Proceedings

As noted above, OFHEO’s special examination of our accounting policies and practices is ongoing. The SEC and the U.S. Attorney’s Office for the District of Columbia also continue to investigate these matters.

A number of lawsuits have been filed against Fannie Mae and certain of our current and former officers and directors relating to the accounting matters discussed in OFHEO’s interim report and in our Form 12b-25 filed on November 10, 2005. These suits are currently pending in the U.S. District Court for the District of Columbia and fall within three primary categories: a consolidated shareholder class action and related opt-out lawsuits, a consolidated shareholder derivative lawsuit and an ERISA-based class action lawsuit.

The consolidated shareholder class action and two related opt-out lawsuits generally allege that the company and certain former officers made false and misleading statements in violation of the federal securities laws in connection with certain accounting policies and practices. In addition, the opt-out lawsuits also assert insider trading, state securities law, and common law claims against the company and certain of our current and former officers and directors based upon essentially the same alleged conduct. Discovery has recently commenced in the consolidated shareholder class action following the denial of the defendants’ motion to dismiss. The opt-out cases were recently filed by institutional investors seeking to proceed independently of the putative class of shareholders in the consolidated shareholder class action. The court has consolidated the opt-out cases as part of the consolidated shareholder class action, but the opt-out plaintiffs have filed motions objecting to the consolidation of the lawsuits.

The consolidated shareholder derivative lawsuit asserts claims purportedly on behalf of Fannie Mae against certain of our current and former officers and directors. Generally, the complaint alleges that the defendants breached their fiduciary duties to Fannie Mae and that the company was harmed as a result. The company’s and the other defendants’ motions to dismiss the consolidated shareholder derivative lawsuit are pending.

The ERISA-based class action lawsuit alleges that Fannie Mae and certain of our current and former officers and directors violated the Employee Retirement Income Security Act of 1974. The plaintiffs in the ERISA-based lawsuit purport to represent a class of participants in Fannie Mae’s Employee Stock Ownership Plan. Their claims are also based on alleged breaches of fiduciary duty based on the accounting matters discussed in OFHEO’s interim report. A motion to dismiss this lawsuit is pending.

Legislative Developments

     The U.S. Congress is considering legislation to strengthen regulatory oversight of the government sponsored housing enterprises. We support these efforts as part of restoring the market’s trust and confidence in Fannie Mae, which, in turn, is critical to our ability to fulfill our mission of raising capital to finance residential housing.

     The House Financial Services Committee and the Senate Banking, Housing, and Urban Affairs Committee have both advanced GSE regulatory oversight legislation during the first session of 109th Congress last year. The separate House and Senate bills address key elements of the GSEs’ business and regulation including regulatory structure, capital standards, receivership, scope of GSE activities, affordable housing goals, portfolio composition and size, and expanded regulatory oversight over GSE directors, officers, employees and certain affiliated parties. The House bill also provides for a fund to support affordable housing to be funded by a specified percentage of our profits. On October 26, 2005, the House of Representatives passed H.R. 1461, the bill reported by the House Financial Services Committee, by a vote of 331-90.

     The enactment into law of the various legislative provisions under consideration, depending on their final terms and on how they were applied by our regulator within the scope of its authority, could have a material adverse effect on future earnings, shareholder returns, ability to fulfill our mission, and ability to recruit and retain qualified officers and directors. It is also possible that in the legislative process provisions that go beyond the elements described above and that further alter Fannie Mae’s charter and ability to fulfill its affordable housing mission could be enacted.

     We cannot predict the prospects for the enactment, timing or content of any legislation or its impact on our financial prospects.